Exhibit 10.10

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to that certain employment agreement dated April 1, 2019 by and between the Riley Exploration – Permian, LLC (“REP”) and Bobby D. Riley (“Employee”) and assigned by REP to Riley Permian Operating Company, LLC (the “Company”) on June 8, 2019 (the “Employment Agreement”) is effective as of October 1, 2020 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Employment Agreement as follows:

1.	Modification of Base Salary. For the period commencing on the Effective Date and ending on the earlier of (i) the three-year anniversary of the Effective Date or (ii) the Termination Date (the “Base Salary Reduction Period”), Employee’s Base Salary as set forth in Section 5(a) of the Employment Agreement shall be $428.338.39. At all times during the Base Salary Reduction Period and following the expiration of the Base Salary Reduction Period, subject to the Employee’s continued employment by a member of the Company Group, Employee’s Base Salary shall be subject to review and modification by the Board in good faith.

2.	Modification of Annual Equity Award. The expected target grant date fair market value of the Annual Equity Award set forth in Section 5(b)(ii) of the Employment Agreement is hereby increased from 100% of Employee’s Base Salary to 120% of Employee’s Base Salary.

3.	Modification of Separation Pay. In the event REP effects an IPO or a Listing Transaction (each as defined in the Fourth Amended and Restated Limited Liability Company Operating Agreement of REP dated August 13, 2020, as it may be amended from time to time), the Separation Pay described in Section 7(b) of the Employment Agreement shall be automatically increased to an amount equal to two times the sum of the Base Salary in effect immediately before the Termination Date plus the Annual Bonus received by Employee for the fiscal year preceding the Termination Date.

4.	Special Equity Award. Simultaneously herewith, Employee shall receive a one-time equity award of 2,267.67 Restricted Common Units of REP with a grant date fair market value of $272,120.86 (the “Special Equity Award”). The Special Equity Award shall be granted pursuant to, and subject to, REP’s 2018 Long Term Incentive Plan (as it may be amended from time to time) and a restricted unit award agreement in the form established by the Board in its sole discretion.

5.	Conflicts; Ratification. In the event that there is a conflict between the provisions of this Amendment and the Employment Agreement as to the matters addressed herein, the terms stated in this Amendment shall prevail. Any terms and conditions stated in the Employment Agreement that are not expressly modified by this Amendment remain unchanged and shall remain in full force and effect.

6.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. A facsimile or PDF of an executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of a party to the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Employment Agreement to be effective as of the Effective Date.

RILEY PERMIAN OPERATING COMPANY, LLC

By:	/s/ Kevin Riley
Kevin Riley, Manager

EMPLOYEE:

/s/ Bobby D. Riley
Bobby D. Riley